Exhibit 10.65

Cabot Microelectronics Corporation 2012 Omnibus Incentive Plan

[Initial][Annual] Restricted Stock Unit Award Agreement for Directors

[AWARD DATE]

[NAME]

[ADDRESS]

[CITY, STATE, ZIP]

Dear [Director First Name]:

I am pleased to inform you (the “Participant”) that the Board of Directors (the “Board”) of Cabot Microelectronics Corporation (the “Company”), based on the recommendation of the Nominating and Corporate Governance Committee of the Board, has approved your participation in the Cabot Microelectronics Corporation 2012 Omnibus Incentive Plan (the “Plan”) in consideration of your annual service as a Director of the Company.  A Restricted Stock Unit (“RSU”) Award (the “Award”) is hereby awarded to you pursuant to the terms of the Plan and this RSU Award Agreement (the “Agreement”).  Each RSU represents the right to receive one share of Company common stock (“Stock”) on the applicable vesting date pursuant to the Agreement and the Plan.  A copy of the Plan is enclosed.

Participant Name/ ID Number	Type of Award	Number of Shares Subject to RSUs	Fair Market Value of Shares Subject to RSUs on Award Date [AD]
[Name] [xxx-xx-xxxx]	Restricted Stock Units	[____]	$[FMV/closing price on AD] [Annual Meeting Date for Annual; Date of Election/Appointment [DE] for Initial]
	Award Date	Vesting Date[100% on first anniversary, for annual; equally over 3 yrs., beginning on AD, for initial]]	Award Number
	[AD] [Annual Meeting Date for Annual] [DE for Initial]	[100% 1st anniversary of AD for annual award]; [25% AD; 25% 1st anniv. AD 25% 2d anniv. AD 25% 3d anniv. AD for initial award]	[xxxxx]

This Agreement provides the Participant with the terms of the Award granted to the Participant. The terms specified in this Agreement are governed by the provisions of the Plan, which are incorporated herein by reference. The Compensation Committee of the Board (the “Committee”) has the exclusive authority to interpret and apply the Plan and this Agreement.  Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement are final and binding on all persons.  To the extent that there is any conflict between the terms of this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein will have the same meaning as under the Plan, unless stated otherwise.

In consideration of the foregoing and the mutual covenants hereinafter set forth, it is agreed by and between the Company and the Participant, as follows:

1.	Award. The Award shall become vested and the Participant shall be entitled to receive one share of Stock for each vested RSU in accordance with the following table:

Number of Shares	Vesting Date
[For annual award, 100%] [For initial award, 25% 25% 25% 25%]	[For annual award, 1st anniversary of AD] [For initial award, AD 1st anniv. AD 2d anniv. AD 3d anniv. AD]

Notwithstanding the foregoing, the Award shall become fully vested and the Participant shall be entitled to receive one share of Stock for each vested RSU in the event of the Participant’s death, Disability or a Change in Control.  Upon the Participant’s termination of Service as a Director of the Company for any reason other than Cause, death, Disability, or a Change in Control, if at such time the Participant has completed at least the equivalent of two full terms as a Director of the Company, as defined in the Company’s bylaws, the Award shall become fully vested and the Participant shall be entitled to receive one share of Stock for each vested RSU.  Otherwise, upon the Participant’s termination of Service as a Director of the Company, the Participant shall immediately cease vesting in the Award, and the unvested portion of the Award shall be forfeited immediately.

For purposes hereof, “termination of Service” shall be deemed to occur only if it is a “separation from service” within the meaning of Section 409A.

For purposes hereof, the definition of “Change in Control” shall be deemed modified, only to the extent necessary, to avoid the imposition of an excise tax under Section 409A, to mean a “change in control event” as such term is defined for purposes of Section 409A.  For purposes of clarity, if an Award would, for example, vest and be paid on a Change in Control, but payment of such Award would violate the provisions of Section 409A, then the Award shall vest but will not be paid until the Participant experiences a “separation from service” within the meaning of Section 409A.

2.
Termination / Cancellation / Rescission / Recovery / Revocation.  The Company may terminate, cancel, rescind, recover, or revoke the Award immediately under certain circumstances, including, but not limited to, the Participant’s:

(a)	actions constituting Cause, as defined in the Plan, or the Company’s By-laws or Articles of Incorporation, as applicable;

(b)	rendering of services for a competitor prior to, or within six (6) months after, the exercise of any Award or the termination of Participant’s Service with the Company; or,

(c)	unauthorized disclosure of any confidential/proprietary information of the Company to any third party.

In the event of any such termination, cancellation, rescission, recovery, or revocation, the Participant must return any Stock obtained by the Participant pursuant to the Award, or pay to the Company the amount of any gain realized on the sale of such Stock, and the Company shall be entitled to set off against the amount of any such gain any amount owed to the Participant by the Company.  To the extent applicable, the Company will refund to the Participant any amount paid for such Stock, including any withholding requirements.

3.
Rights and Restrictions Governing Underlying Stock.  As of the Award Date, and until such time as the Participant becomes vested in a RSU and receives a share of Stock as provided in Section 4 of this Agreement, the Participant shall have no rights of a shareholder (including, to the extent applicable, voting and dividend rights) as to each share of Stock subject to a RSU.

4.
Delivery of Stock.  As soon as reasonably practicable following each vesting date, one or more stock certificates for the appropriate number of shares of Stock shall be delivered to the Participant or such shares shall be credited to a brokerage account if the Participant so directs; provided however, that such certificates shall bear such legends as the Committee, in its sole discretion, may determine to be necessary or advisable in order to comply with applicable federal and state securities laws.

5.
Tax Treatment/Tax Withholding.  The Participant will generally be taxed on the Fair Market Value of the shares of Stock subject to the Award on the date(s) such shares of Stock are payable to the Participant according to the vesting terms above.  This income will be taxed as ordinary income but will not be subject to any withholding taxes unless required under applicable law.  Instead, the Participant is required to pay any applicable taxes to the appropriate tax authorities directly.  The income will be reported to the Participant as part of the Participant’s fees on the Participant’s annual Form 1099 issued by the Company. As a Director of the Company, the Participant is subject to Section 16 (an “Insider”), of the Securities Exchange Act of 1934 (“Exchange Act”), and any surrender of previously owned shares to satisfy tax withholding obligations arising under an Award must comply with the requirements of Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”), and any other relevant law, regulations and Company guidelines.

6.
Transferability.  The Award is not transferable other than: (a) by will or by the laws of descent and distribution; (b) pursuant to a domestic relations order; or (c) to members of the Participant’s immediate family, to trusts solely for the benefit of such immediate family members or to partnerships in which family members and/or trusts are the only partners, all as provided under the terms of the Plan.  After any such transfer, the Award shall remain subject to the terms of the Plan.

7.
Adjustment of Shares.  In the event of any transaction that is a Share Change or a Corporate Transaction, each as described in Section 8.6 of the Plan, the terms of this Award (including, without limitation, the number and kind of shares subject to this Award) shall or may be adjusted, as applicable, as set forth in Section 8.6 of the Plan.

8.	Not an Employment Contract. The Company’s grant of the Award does not confer any contractual or other rights of employment or service with the Company.

9.
Severability.  In the event that any provision of this Agreement is found to be invalid, illegal or incapable of being enforced by any court of competent jurisdiction for any reason, in whole or in part, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

10.	Waiver. Failure to insist upon strict compliance with any of the terms and conditions of this Agreement or the Plan shall not be deemed a waiver of such term or condition.

11.
Notices.  Except as otherwise provided in Section 12, any notices provided for in this Agreement or the Plan must be in writing and hand delivered, sent by fax or overnight courier, or by postage paid first class mail.  Notices are to be sent to the Participant at the address indicated by the Company’s records and to the Company at its principal executive office.

12.
Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to the RSUs or other awards granted to the Participant under the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

13.
Section 409A. The RSUs are intended to be exempt from the requirements of Section 409A. The Plan and this Agreement shall be administered and interpreted in a manner consistent with this intent. If the Company determines that this Agreement is subject to Section 409A and that it has failed to comply with the requirements of Section 409A, the Company may, at the Company’s sole discretion, and without the Participant’s consent, amend this Agreement to cause it to comply with Section 409A or be exempt from Section 409A.

14.	Governing Law. This Agreement shall be construed under the laws of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf, all as of the Award Date.

CABOT MICROELECTRONICS CORPORATION

William P. Noglows President and Chief Executive Officer